    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 19, 2001

                                                     REGISTRATION NOS. 333-66644
                                                                    333-66644-01

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       ON
                                    FORM S-8
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                            PRIDE INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                            5847 SAN FELIPE, SUITE 3300                        76-0069030
   (STATE OR OTHER JURISDICTION OF                   HOUSTON, TEXAS 77057                         (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)       (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES AND ZIP CODE)    IDENTIFICATION NO.)



             PRIDE INTERNATIONAL, INC. 1988 LONG-TERM INCENTIVE PLAN
             PRIDE INTERNATIONAL, INC. 1998 LONG-TERM INCENTIVE PLAN
           PRIDE INTERNATIONAL, INC. 1993 DIRECTORS' STOCK OPTION PLAN
             PRIDE INTERNATIONAL, INC. EMPLOYEE STOCK PURCHASE PLAN

      OPTIONS ORIGINALLY GRANTED UNDER THE MARINE DRILLING COMPANIES, INC.
    1992 LONG-TERM INCENTIVE PLAN, 1995 NON-EMPLOYEE DIRECTORS' PLAN AND 2001 STOCK INCENTIVE PLAN ASSUMED BY PRIDE INTERNATIONAL, INC. PURSUANT TO THE
 AGREEMENT AND PLAN OF MERGER DATED AS OF MAY 23, 2001 (AS AMENDED, THE "MERGER
       AGREEMENT") BY AND AMONG PRIDE INTERNATIONAL, INC., PM MERGER, INC.
      (RENAMED PRIDE INTERNATIONAL, INC.), MARINE DRILLING COMPANIES, INC.
                               AND AM MERGER, INC.

     OPTIONS ORIGINALLY GRANTED UNDER THE FORASOL-FORAMER N.V. 1996 LONG-TERM
        INCENTIVE PLAN ASSUMED BY PRIDE INTERNATIONAL, INC. PURSUANT TO
                              THE MERGER AGREEMENT
                            (FULL TITLE OF THE PLANS)

                           --------------------------

                                ROBERT W. RANDALL
                       VICE PRESIDENT AND GENERAL COUNSEL
                            PRIDE INTERNATIONAL, INC.
                           5847 SAN FELIPE, SUITE 3300
                              HOUSTON, TEXAS 77057
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                 (713) 789-1400
                     (TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

This Post-Effective Amendment on Form S-8 to Form S-4 Registration Statement (Registration Nos. 333-66644 and 333-66644-01) is being filed pursuant to the provisions of Rule 401(e) under the Securities Act of 1933, as amended, and the procedures described herein and covers 19,413,815 shares of the Registrant's common stock, par value $.01 per share, together with the associated preferred share purchase rights that are attached to and trade with such common stock ("Common Stock"). The shares include (i) 2,035,200 shares issuable under the Pride International, Inc. 1988 Long-Term Incentive Plan; (ii) 13,000,000 shares issuable under the Pride International, Inc. 1998 Long-Term Incentive Plan;
(iii) 371,000 shares issuable under the Pride International, Inc. 1993 Directors' Stock Option Plan; (iv) 370,399 shares issuable under the Pride International, Inc. Employee Stock Purchase Plan; (v) 3,551,146 shares issuable pursuant to options originally granted under the Marine Drilling Companies, Inc. 1992 Long-Term Incentive Plan, 1995 Non-Employee Directors' Plan and 2001 Stock Incentive Plan assumed by the Registrant pursuant to the Agreement and Plan of Merger, dated as of May 23, 2001 (as amended, the "Merger Agreement"), by and among Pride International, Inc., a Louisiana corporation, the Registrant, Marine Drilling Companies, Inc. and AM Merger, Inc. and (vi) 86,070 shares issuable pursuant to options originally granted under the Forasol-Foramer N.V. 1996 Long-Term Incentive Plan assumed by the Registrant pursuant to the Merger Agreement. The registration fee in respect of such shares of Common Stock was paid at the time of the original filing of the Registration Statement on Form S-4 relating to such Common Stock.

                                EXPLANATORY NOTE

                  Pride International, Inc., a Delaware corporation (the "Registrant" or "New Pride"), is filing this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (this "Amendment") relating to its common stock, par value $.01 per share, together with the associated preferred share purchase rights that are attached to and trade with such common stock (the "Common Stock"), which may be offered and sold pursuant to (i) the Pride International, Inc. 1988 Long-Term Incentive Plan; (ii) the Pride International, Inc. 1998 Long-Term Incentive Plan; (iii) the Pride International, Inc. 1993 Directors' Stock Option Plan; (iv) the Pride International, Inc. Employee Stock Purchase Plan; (v) options originally granted under the Marine Drilling Companies, Inc. 1992 Long-Term Incentive Plan, 1995 Non-Employee Directors' Plan and 2001 Stock Incentive Plan assumed by New Pride pursuant to the Agreement and Plan of Merger, dated as of May 23, 2001 (as amended, the "Merger Agreement"), by and among Pride International, Inc., a Louisiana corporation ("Pride"), New Pride, Marine Drilling Companies, Inc., a Texas corporation ("Marine"), and AM Merger, Inc., a Delaware corporation and wholly owned subsidiary of Pride ("AM Merger"); and (vi) options originally granted under the Forasol-Foramer N.V. 1996 Long-Term Incentive Plan assumed by New Pride pursuant to the Merger Agreement (collectively, the "Plans").

                  On September 13, 2001, Pride completed its acquisition of Marine pursuant to the Merger Agreement. Pursuant to the Merger Agreement, Marine was merged with and into AM Merger, with AM Merger surviving as a subsidiary of Pride (the "Marine Merger"). Immediately thereafter, Pride reincorporated as a Delaware corporation by merging with and into New Pride, with New Pride continuing as the surviving corporation and being renamed Pride International, Inc. (the "Reincorporation Merger" and, together with the Marine merger, the "Mergers"). As a result of the Marine Merger, each outstanding share of Marine common stock, par value $.01 per share ("Marine Common Stock"), was converted into the right to receive one share of Pride common stock, no par value ("Pride Louisiana Common Stock"). Upon completion of the Reincorporation Merger, each outstanding share of Pride Louisiana Common Stock (including shares of Pride Louisiana Common Stock issued in the Marine Merger) was converted into one share of Common Stock. In connection with the Mergers, New Pride assumed the options to purchase Marine Common Stock outstanding as of the effective time of the Marine Merger and the options to purchase Pride Louisiana Common Stock outstanding as of the effective time of the Reincorporation Merger, and, in each case, such options became options to purchase the same number of shares of Common Stock. In addition, New Pride has assumed the Pride International, Inc. 1988 Long-Term Incentive Plan; the Pride International, Inc. 1998 Long-Term Incentive Plan; the Pride International, Inc. 1993 Directors' Stock Option Plan and the Pride International, Inc. Employee Stock Purchase Plan, and all shares issuable pursuant to the terms thereof will be shares of Common Stock.

                  This Amendment relates only to the Common Stock issuable pursuant to the terms of the Plans. There are also registered hereunder such additional indeterminate shares of Common Stock as may become issuable under the Plans as a result of the antidilution provisions thereof.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                  Note: The document(s) containing the information concerning the Plans required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Amendment or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. New Pride will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, New Pride will furnish to the Commission or its staff a copy or copies of all documents included in such file.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

                  This registration statement incorporates herein by reference the following documents which have been filed with the Commission by Pride and New Pride (SEC File No. 1-13289) pursuant to the Securities Act and the Exchange
Act:

         (a) The description of the Common Stock (including the related rights) contained in New Pride's Current Report on Form 8-K as filed with the Commission on September 28, 2001;

         (b) Pride's Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

         (c) Pride's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;

         (d) Pride's Current Reports on Form 8-K filed on January 12, 2001, March 15, 2001 and May 25, 2001 and New Pride's Current Report on Form 8-K filed on September 28, 2001; and

         (e) The information under the caption "Unaudited Pro Forma Condensed Combined Financial Statements" and "Notes to Unaudited Pro Forma Condensed Combined Financial Statements" appearing on pages 65 through 70 and page 71, respectively, of the Joint Proxy Statement/Prospectus of Pride and Marine dated August 3, 2001, which is included as part of the Registration Statement of Pride and New Pride on Form S-4 (Registration Nos. 333-66644 and 333-66644-01).

                  Each document filed with the Commission by New Pride pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

                  Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

                  Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

                  Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

                  Section 145 of the Delaware General Corporation Law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

                  Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. New Pride expects to maintain policies insuring its and its subsidiaries' officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

                  Article Seventh of the Certificate of Incorporation of New Pride eliminates the personal liability of each director of New Pride to New Pride and its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provision does not eliminate or limit the liability of a director (i) for any breach of such director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Title 8, Section 174 of the Delaware General Corporation Law, as the same exists or as such provision may hereafter be amended, supplemented or replaced, or (iv) for any transactions from which such director derived an improper personal benefit.

                  The Bylaws of New Pride provide that New Pride will indemnify and hold harmless, to the fullest extent permitted by applicable law in effect as of the date of the adoption of the Bylaws and to such greater extent as applicable law may thereafter permit, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer, employee, agent or fiduciary of (i) New Pride, (ii) any predecessor of New Pride, (iii) Pride Oil Well Service Company, a Texas corporation ("Pride Oil Well"), (iv) Pride, (v) Marine, (vi) any subsidiary of New Pride, Pride Oil Well, Pride or Marine or (vii) any other corporation, partnership, limited liability company, association, joint venture, trust, employee benefit plan or other enterprise which the person is or was serving at the request of New Pride ("corporate status") against any and all losses, liabilities, costs, claims, damages and expenses actually and reasonably incurred by him or on his behalf by reason of his corporate status.

                  The Bylaws further provide that New Pride will pay the expenses reasonably incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses will be made only upon receipt of (i) a written undertaking executed by or on behalf of the person to be indemnified to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified by New Pride and
(ii) satisfactory evidence as to the amount of such expenses.

                  Section 7.15 of the Merger Agreement provides that each person who is, or has been at any time prior to the effective time of the Mergers an officer or director of New Pride, Pride or Marine (or any subsidiary thereof) and each person who served at the request of New Pride, Pride or Marine as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (the "indemnified parties") will be indemnified in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the effective time of the Mergers.

                  For a period of six years after the effective time of the Mergers, New Pride shall cause to be maintained officers' and directors' liability insurance covering the indemnified parties who are, or at any time prior to the effective time of the Mergers were, covered by either Marine's or Pride's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the indemnified parties than such existing insurance.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

                  Not Applicable.

ITEM 8.  EXHIBITS

                  The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

Exhibit
   No.                                               Description
-------                                              -----------
  +2.1   --       Agreement and Plan of Merger, dated as of May 23, 2001, among Pride, New Pride, Marine and AM
                  Merger (previously filed as Annex A to the Joint Proxy Statement/Prospectus included in the
                  Registration Statement of Pride and New Pride on Form S-4 (Registration Nos. 333-66644 and
                  333-66644-01) (the "Registration Statement")).

  +2.2   --       Letter Agreement, dated as of August 3, 2001, among Pride, New Pride, Marine and AM Merger
                  (incorporated by reference to Exhibit 2.2 to the Current Report of Pride on Form 8-K filed with the Commission on September 28, 2001, File No. 1-13289 (the "Form 8-K")).

  *4.1   --       Certificate of Incorporation of New Pride (previously filed as Annex D to the Joint Proxy
                  Statement/Prospectus included in the Registration Statement).

  *4.2   --       By-laws of New Pride (previously filed as Annex E to the Joint Proxy Statement/Prospectus included in the Registration Statement).

  *4.3   --       Form of Common Stock Certificate (previously filed as Exhibit 4.13 to the Registration
                  Statement).

  *4.4   --       Rights Agreement, dated as of September 13, 2001, between New Pride and American Stock
                  Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.2 to the Form 8-K).

  *4.5   --       Certificate of Designations of Series A Junior Participating Preferred Stock of New Pride
                  (incorporated by reference to Exhibit 4.3 to the Form 8-K).

   5.1   --       Opinion of Baker Botts L.L.P. as to the legality of the securities.

   15.1  --       Awareness letter of PricewaterhouseCoopers LLP.

   15.2  --       Awareness letter of KPMG LLP.

   23.1  --       Consent of PricewaterhouseCoopers LLP.

   23.2  --       Consent of KPMG LLP.

   23.3  --       Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

  +24.1  --       Powers of Attorney.

--------------------------------

*        Incorporated herein by reference as indicated.
+        Previously filed as part of the Registration Statement.

ITEM 9.  UNDERTAKINGS

         (a) New Pride hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement;

         provided, however, that the undertakings set forth in paragraphs
         (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
         Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on October 19, 2001.

                                   PRIDE INTERNATIONAL, INC.


                                   By:   /s/ ROBERT W. RANDALL
                                       -----------------------------------------
                                       Name: Robert W. Randall
                                       Title: Vice President and General Counsel

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on October 19, 2001.

                        *                               President, Chief Executive Officer
---------------------------------------------------     and Director
                  Paul A. Bragg
          (Principal Executive Officer)

                        *                               Vice President and Chief Financial
---------------------------------------------------     Officer
                 Earl W. McNiel
  (Principal Financial and Accounting Officer)

            /s/ ROBERT L. BARBANELL                     Chairman of the Board
---------------------------------------------------
               Robert L. Barbanell

                                                        Director
---------------------------------------------------
                David A.B. Brown

                                                        Director
---------------------------------------------------
                   J.C. Burton

                                                        Director
---------------------------------------------------
                 David B. Robson

                        *                               Director
---------------------------------------------------
               Jorge E. Estrada M.

                        *                               Director
---------------------------------------------------
               William E. Macaulay

                        *                               Director
---------------------------------------------------
                Ralph D. McBride


*By:        /s/ ROBERT W. RANDALL
    -----------------------------------------------
                Robert W. Randall
                Attorney-in-fact

                                  EXHIBIT INDEX

Exhibit
  No.                                               Description
-------                                             -----------
  +2.1   --       Agreement and Plan of Merger, dated as of May 23, 2001, among Pride, New Pride, Marine and AM
                  Merger (previously filed as Annex A to the Joint Proxy Statement/Prospectus included in the
                  Registration Statement of Pride and New Pride on Form S-4 (Registration Nos. 333-66644 and
                  333-66644-01) (the "Registration Statement")).

  +2.2   --       Letter Agreement, dated as of August 3, 2001, among Pride, New Pride, Marine and AM Merger
                  (incorporated by reference to Exhibit 2.2 to the Current Report of Pride on Form 8-K filed with the Commission on September 28, 2001, File No. 1-13289 (the "Form 8-K")).

  *4.1   --       Certificate of Incorporation of New Pride (previously filed as Annex D to the Joint Proxy
                  Statement/Prospectus included in the Registration Statement).

  *4.2   --       By-laws of New Pride (previously filed as Annex E to the Joint Proxy Statement/Prospectus included in the Registration Statement).

  *4.3   --       Form of Common Stock Certificate (previously filed as Exhibit 4.13 to the Registration
                  Statement).

  *4.4   --       Rights Agreement, dated as of September 13, 2001, between New Pride and American Stock
                  Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.2 to the Form 8-K).

  *4.5   --       Certificate of Designations of Series A Junior Participating Preferred Stock of New Pride
                  (incorporated by reference to Exhibit 4.3 to the Form 8-K).

   5.1   --       Opinion of Baker Botts L.L.P. as to the legality of the securities.

   15.1  --       Awareness letter of PricewaterhouseCoopers LLP.

   15.2  --       Awareness letter of KPMG LLP.

   23.1  --       Consent of PricewaterhouseCoopers LLP.

   23.2  --       Consent of KPMG LLP.

   23.3  --       Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

  +24.1  --       Powers of Attorney.

--------------------------------

*        Incorporated herein by reference as indicated.
+        Previously filed as part of the Registration Statement.